DICKINSON, WRIGHT, MOON, VAN DUSEN & FREEMAN
                               COUNSELLORS AT LAW
                            25 NORTH WOODWARD AVENUE
                                  P.O. BOX 509
                      BLOOMFIELD HILLS, MICHIGAN 48303-0509


                                  April 1, 1993



First Investors Multi-State
  Insured Tax Free Fund
95 Wall Street
New York, New York, 10005

               Re: First Investors Tax Free Fund - Michigan Series

Ladies/Gentlemen:

                  We have acted as special Michigan counsel to the First Investors Multi-State Insured Tax Free Fund (the "Fund") and you have requested our opinion with respect to certain Michigan tax consequences of investments in the Michigan Series shares of the Fund. We understand that you are preparing the Post-Effective Amendment No. 14 to the Registration Statement on Form N-1A for filing with the Securities and Exchange Commission (the "Registration Statement") with respect to the Fund. We have examined the text of the Fund's most recent Prospectus and statement of additional information and have particularly reviewed the portions of such documents relating to Michigan taxes and the risk factors affecting the Michigan Series.

                  The Fund is a diversified open-end management investment company satisfying the requirements for qualification for federal income tax purposes as a regulated investment company under Part I of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). The Fund currently consists of 12 separate series, one of which is the Michigan tax free series (the "Michigan Series").

                  All of the Fund's assets (other than temporary investments) will consist of federally tax-exempt obligations under Section 103(a) of the Code and as a consequence, the Fund's dividends will be exempt from federal income tax under Section 852(b)(5)(B) of the Code.

                  The Michigan Series will invest primarily in interest-bearing obligations issued by or on behalf of the State of Michigan, political subdivisions thereof and agencies and instrumentalities of the state or its political subdivisions. It may also invest in interest-bearing obligations issued by or on behalf of governments the securities of which bear interest exempt from federal taxes and Michigan income tax, such as the

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governments of Puerto Rico, the Virgin Islands and Guam and their authorities or municipalities. We also understand that in certain circumstances, the Michigan Series may invest up to 20% of the value of its net assets in instruments, the interest on which is exempt from federal income taxes but not Michigan state and local income taxes. Furthermore, we understand that the Michigan Series may also invest from time to time on a temporary basis in obligations issued or
guaranteed  by  the  United  States  and  its  agencies,   instrumentalities  or
authorities and corporate debt securities, commercial paper and certificates of deposit.

                  The investments of the Michigan Series, except any temporary taxable investments, are insured as to payment of principal and interest by the issuer or under an insurance policy written by an independent insurance company.

                  The Michigan Series will notify its shareholders by mail by January 31 after the close of the calendar year as to the tax status of distributions made during the calendar year.

                  Based upon the foregoing and upon an examination of such documents and an investigation of such other matters of law as we have deemed necessary, we are of the opinion that under existing law applicable to shareholders of the Michigan Series:

                  1. Shareholders of the Michigan Series who are subject to Michigan income tax or Michigan single business tax will not be subject to Michigan income tax or Michigan single business tax on Michigan Series dividends to the extent that the distributions qualify as exempt-interest dividends of a regulated investment company under Section 852(b)(5) of the Code which are attributable to interest on tax-exempt obligations of the State of Michigan, or its political or governmental subdivisions, its governmental agencies or instrumentalities (as well as certain other federally tax-exempt obligations, the interest on which is exempt from Michigan tax, such as, for example, certain obligations of Puerto Rico). If, however, distributions to shareholders of the Michigan Series are derived from sources other than those described above, including long or short-term capital gains, such distributions will not be exempt from Michigan income tax or Michigan single business tax.

                  2. In late 1986, the Michigan Department of Treasury issued an administrative bulletin which announced that holders of interests in regulated investment companies who are subject to the Michigan intangibles tax will be exempt from the intangibles tax to the extent that the companies' investment portfolios consist of United States obligations and obligations of the State of Michigan or its political subdivisions. In addition, Michigan Series shares owned by certain financial institutions or by certain other persons subject to the Michigan single business tax are exempt from the Michigan intangibles tax by reason of the owners being subject to the single business tax.

                  3. As respects a Michigan Series shareholder who is subject to the Michigan single business tax (i.e., engages in "business activity" as defined in the Michigan single business tax act), the occurrence of a taxable event for such shareholder for federal income tax purposes when the Michigan Series sells or exchanges obligations or the shareholder sells or exchanges shares will affect the adjusted tax base upon which the single business tax is computed. Any capital gain or loss realized from such taxable event which was includable in the computation of the shareholder's federal taxable income, plus the portion, if any, of such capital gain excluded in such computation and minus the portion, if any, of the capital loss not deducted in such computation for the year the loss occurred, will be included in the adjusted tax base. The adjusted tax base of any person other than a corporation is affected by any gain or loss realized from the taxable event only to the effect that the resulting federal taxable income is derived from "business activity."

                  4. Under Michigan's uniform city income tax ordinance, which authorizes the only income tax ordinance which may be adopted by cities in Michigan, distributions from the Michigan Series which are not subject to Michigan income tax will similarly not be subject to the Michigan uniform city income tax.

                  We hereby consent to the filing of this opinion as an exhibit to the referenced Registration Statement and to the reference to our Firm as special Michigan counsel in the Registration Statement and in the related Prospectus.

                                             Very truly yours,

                              /s/ DICKINSON, WRIGHT, MOON, VAN DUSEN & FREEMAN

                                  DICKINSON, WRIGHT, MOON, VAN DUSEN & FREEMAN